Exhibit 10.20

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (the “Agreement”) is entered into by and between Timothy Medina (“Executive”) and Stride, Inc., a Delaware corporation (the “Company”), effective as of June 30, 2022 (the “Transition Date”).  Executive and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.	Executive is the Chief Financial Officer (“CFO”) of the Company pursuant to that certain employment offer letter by and between the Company and Executive dated April 3, 2020 (the “Offer Letter”).

B.	Executive and the Company are also parties to that certain Change in Control Severance Agreement dated June 10, 2020 (the “CIC Agreement,” and together with the Offer Letter, the “Prior Agreements”).

C.	The Company and Executive have agreed that Executive will transition from his position as Chief Financial Officer to that of Special Advisor as of the Transition Date.

D.

The Company desires to continue to employ Executive following the Transition Date, and Executive desires to continue employment with the Company following the Transition Date, through June 30, 2023 (or such earlier date on which Executive’s employment with the Company terminates as set forth in this Agreement, the “Separation Date”), on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Employment Period.
(a)Employment Period; At-Will Employment.  During the period (the “Employment Period”) commencing on the Transition Date and ending on the Separation Date, Executive shall continue to be employed by the Company.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated at any time for any or no reason, with or without notice.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, awards or compensation other than as provided in this Agreement.  Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b)Duties and Responsibilities.  Executive hereby agrees that, on the Transition Date, he shall automatically cease to be an officer of the Company or any of its subsidiaries, and resigns his role as Chief Financial Officer of the Company and simultaneously accepts employment with the Company in the role of Special Advisor to the Chief Executive Officer, reporting to the Chief Executive Officer of the Company.  In such role, Executive serve and will perform such duties as are reasonably assigned to Executive by the Chief Executive Officer of the Company.  Executive agrees to devote 75% of his working time and attention to the business affairs of the Company during the Employment Period and will not, during such Employment Period engage in other business endeavors without the prior written consent of the Chief Executive Officer. Notwithstanding the foregoing, Executive shall not be prevented from exploring other employment and business opportunities so long as it does not present a conflict of interest in his then-current role for the Company.  On the Separation Date, Executive hereby agrees that he shall automatically cease to be an employee of the Company or any of its subsidiaries. Executive shall execute any additional documentation necessary to effectuate the foregoing resignations.
(c)Compensation During Employment Period.  As compensation for the services to be rendered by Executive to the Company during the Employment Period, Executive shall be paid the following compensation and benefits:
(i)Base Salary.  For the portion of the Employment Period commencing on the Transition Date and ending on September 30, 2022 (or the Separation Date, if earlier), the Company shall pay to Executive a base salary at the annualized rate of $475,000, payable in accordance with the Company’s usual pay practices.  For the portion of the Employment Period commencing on October 1, 2022 and ending on the Separation Date, the Company shall pay to Executive a base salary at the annualized rate of $36,000, payable in accordance with the Company’s usual pay practices.
(ii)Annual Bonus.  Executive shall be eligible to receive his fiscal 2021-2022 annual bonus in accordance with the terms of the Company’s fiscal 2022 bonus plan based on actual performance for such fiscal year as determined by the Compensation Committee.  Such bonus shall be paid at the same time as annual bonuses are paid to executives of the Company generally. Executive acknowledges and agrees that he shall not be eligible for an annual cash bonus for fiscal year 2022-2023.
(iii)Equity Awards.  Executive shall be entitled to continued vesting in any outstanding equity awards of the Company held by Executive through the Separation Date in accordance with their terms. Upon the Separation Date, Executive’s outstanding equity awards will cease vesting and any unvested equity awards shall terminate.
(iv)Benefits.  Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
(v)Expenses.  The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to the Company’s existing policies and procedures for reimbursement of business-related expenses.
(vi)Vacation or Paid Time Off.  Executive shall be entitled to such periods of vacation or paid time off (“PTO”) each year as provided from time to time under the Company’s vacation or PTO policy.
(vii)One-Time Payment.  Provided the Employment Period has not terminated prior to January 1, 2023, Executive will receive a one-time lump sum cash payment in the amount of $237,500, payable prior to January 15, 2023.
2.Confirmation of Continuing Obligations.

(a)Restrictive Covenants.  Executive hereby acknowledges and agrees that the compensation and benefits set forth in this Agreement are in consideration for his continued compliance with the terms and conditions of that certain Confidentiality, Proprietary Rights and Non-Solicitation Agreement, by and between Company and Executive, dated April 6, 2020, (the “Restrictive Covenant Agreement”), which remains in full force and effect.  Executive shall comply with the terms of the Restricted Covenant Agreement, which is incorporated by reference herein, in all respects (and, for the avoidance of doubt, this Agreement shall be considered an amendment in writing signed by both parties for purposes of the Restrictive Covenant Agreement).

(b)Return of Property.  On the Separation Date, Executive agrees to return all documents belonging to the Company in Executive’s possession, including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in- progress, source code, object code, computer disks, books, notes and all copies thereof, whether in written, electronic or other form.  In addition, if specifically requested to do so by the Company, Executive shall certify to the Company in writing as of the Separation Date that none of the assets or business records belonging to the Company are in Executive’s possession, remain under Executive’s control, or have been transferred to any third person without the Company’s approval or authorization. Executive’s compliance with this Section 2(b) shall be a condition to his receipt of the Separation Benefits.

(c)Cooperation.  Executive agrees to fully cooperate in all matters relating to the winding up or completion of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following the Transition Date.  Executive further agrees that Executive will provide such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which Executive has knowledge; provided, however, that the Company agrees to reimburse Executive for any related out-of-pocket expenses, including travel expenses.

(d)Non-Disparagement.  Each party to this Agreement (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the period of Executive’s service with the Company and thereafter, to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

(e)Remedies.  The receipt of the Separation Benefits shall be subject to Executive not violating the provisions of this Agreement or any other similar restrictive covenant or proprietary information agreement to which Executive is a party with the Company or any of its affiliates.  The Company shall be entitled to cease all Separation Benefits to Executive in the event of Executive’s breach of this Section 2 or of any of the provisions of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Executive and the Company, which other covenants are hereby incorporated by reference into this Agreement.  Executive hereby expressly acknowledges that the restrictive covenants contained in this Section 2 are reasonable and necessary to protect the Company’s legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictive covenants, and that any violation of such restrictive covenants will result in irreparable harm to the Company. It is recognized and acknowledged by Executive that a breach of the covenants contained in this Section 2 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of the covenants contained in this Section 2, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

(f)Whistleblower Provision.  Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(g)Definition.  For purposes of this Section 2, the term “Company” means not only Stride Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Stride Inc.

3.	Separation Date Matters.

(a)Compensation Through Separation Date.  On the Separation Date, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) all accrued, unused vacation pay or PTO due Executive through the Separation Date. In addition, as a result of his cessation of employment, Executive shall be entitled to receive all benefits, including continuation and conversion rights, provided upon cessation of employment under the Company’s employee benefit plans and policies in accordance with the terms of such plans and policies.  The amounts described in this Section 3(a) and Section 3(b) below are referred to as the “Accrued Obligations.”

(b)Expense Reimbursements.  The Company will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date, which expenses shall be submitted by Executive promptly following the Separation Date and paid by the Company in accordance with the Company’s existing policies and procedures.

(c)Benefits.  Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Separation Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Separation Date.

(d)Separation Benefits.

(i)In the event the Separation Date occurs as a result of (i) the expiration of the Employment Period on June 30, 2023, or (ii) the termination of the Employment Period prior to June 30, 2023 for any reason other than Executive’s voluntary resignation, subject to the occurrence of the Release Effective Date (as defined below) and Executive’s compliance with Section 2, including Section 2(b) regarding the return of Company property, in addition to the Accrued Obligations, the Company agrees to provide Executive with a lump sum cash payment in the amount of (1) $237,500, plus (2) the amount in Section 1(c)(vii) above to the extent not previously paid to Executive, payable as soon as reasonably practicable following the Separation Date (but in all events within sixty (60) days of the Separation Date) (the “Separation Benefits”).

(ii)As a condition to Executive’s receipt of the Separation Benefits, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A.  The date on which Executive’s Release becomes effective in accordance with its terms is referred to as the “Release Effective Date.”  In the event Executive’s Release does not become effective within the thirty (30)-day period following the Separation Date, Executive shall not be entitled to the aforesaid Separation Benefits.  The Separation Benefits set forth above represent full satisfaction of the Company’s severance obligations to Executive. For the avoidance of doubt, the Parties acknowledge and agree that neither the execution of this Agreement nor Executive’s cessation of employment on the Separation Date will result in any payments or other obligations from the Company or any of its affiliates pursuant to the Company’s executive severance guidelines or the CIC Agreement, and that, from and after the Transition Date, Executive will no longer be eligible for severance benefits thereunder.

(iii)The Separation Benefits shall be the exclusive termination benefits to which Executive is entitled upon the Separation Date, unless Executive has breached the provisions of this Agreement, in which case Section 2(e) shall apply. Executive understands that Executive will not be entitled to the Separation Benefits under this Agreement if the Release Effective Date does not occur on or before the date that is thirty (30) days following the Separation Date.  In the event of the termination of Executive’s employment prior to January 1, 2023, as a result of Executive’s voluntary resignation for any reason, Executive shall not be entitled to any of the Separation Benefits and Executive’s sole remedy shall be to receive the Accrued Obligations.

4.Warranty.  Executive acknowledges that, other than the compensation set forth in Sections 1(c) and 3 above paid as provided therein, Executive has or will have received all wages, accrued but unused vacation pay or paid time off, and other compensation or benefits due to him as a result of his employment with and termination of employment with the Company.  For the avoidance of doubt and without limitation, the Parties acknowledge and agree that neither the execution of this Agreement nor Executive’s cessation of employment on the Separation Date will result in any accelerated vesting of any of Executive’s equity awards.
5.Release of Known and Unknown Claims By Executive.

(a)Release.  In consideration of the agreements and promises set forth herein (except the Separation Benefits which shall serve as consideration for the release in Exhibit A) including the payments and benefits which Executive is eligible to receive under this Agreement, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v)Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi)Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vii)Claims Executive may have to vested or earned compensation and benefits;

(viii)Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law; and

(ix) Executive’s right to communicate or cooperate with any government agency.

(b)No Assignment or Transfer of Claims.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

6.Indemnification.  Following the Transition Date, Executive will continue to be entitled to indemnification (including provisions regarding advancement of fees and expenses) and director and officer liability insurance coverage on a basis that is no less favorable than the indemnification and insurance coverage provided to other current officers of the Company for so long as Executive is potentially subject to any claim or action related to his service as an officer (or in a comparable capacity) of the Company or its affiliates. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the Separation Date in accordance with its terms.
7.	Assignment; No Third-Party Beneficiaries.

(a)Assignment. This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred, pledged or sold by Executive without the prior written consent of the Company.  Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder to any third party (a) that acquires all or substantially all of the assets of the assets of the Company or (b) that is the surviving or acquiring corporation in connection with a merger, consolidation or other acquisition involving the Company.  This Agreement shall inure to the benefit of and be enforceable by the Parties, and their respective heirs, personal representatives, successors and assigns.

(b)No Third-Party Beneficiaries.  Except as provided in Section 7(a) above, (i) nothing contained in this Agreement shall create a contractual relationship with or a contractual cause of action in favor of a third party against any Party and (ii) Executive’s services under this Agreement are being performed solely for the benefit of the Company, and no other party or entity shall have any contractual claim against Executive because of this Agreement or the performance or nonperformance of services hereunder.

8.Agreement to Arbitrate.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in accordance with the arbitration provisions contained in the Agreement to Arbitrate (the “Arbitration Agreement”) between Executive and the Company, which provisions are hereby incorporated by reference into this Agreement. In the event there is no Arbitration Agreement between Executive and the Company, any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in the Commonwealth of Virginia. Such arbitration shall be conducted in accordance with the then prevailing rules and procedures established by the American Arbitration Association (“AAA”), with the following exceptions if in conflict: (a) one arbitrator shall be chosen by the AAA; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the AAA’s rules and regulations) of the proceedings has been given to such party.  Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief.

9.Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the United States of America and the Commonwealth of Virginia applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in the Commonwealth of Virginia, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Virginia law.

10.Entire Agreement. This Agreement, together with the other agreements referenced herein (including, without limitation, the Restrictive Covenant Agreement), constitutes the complete and final agreement of the Parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof, including, without limitation, the Prior Agreements.  Executive hereby agrees that as of the Transition Date any other such agreement or understanding is hereby terminated and shall be of no further force or effect.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the Parties.

11.Severability.  The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

12.Notices.  All notices required or permitted to be given by one Party to the other under this Agreement shall be sufficient if sent by either certified mail return receipt requested, nationally recognized courier, email or hand delivery to the Company, at its principal executive offices, and to Executive, at his address on the payroll records of the Company, or to such other address as the Party to receive the notice has designated by notice to the other Party.  All notices shall be effective (a) when delivered personally, (b) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (c) the business day when delivered by a nationally recognized courier, or (d) upon receipt if sent by certified or registered mail.

13.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

15.Survival.  The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Separation Date or any termination of this Agreement.

16.Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

17.Code Section 409A.

(a)The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(c)Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (y) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(e)To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit

18.Consultation with Legal and Financial Advisors.  By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

STRIDE INC.

By: /s/ JAMES J. RHYU

Name:  James Rhyu

Title: CEO

EXECUTIVE

/s/ TIMOTHY J. MEDINA
Timothy Medina

Exhibit A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between Timothy Medina (“Executive”), and Stride Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Transition Agreement dated as of June 30, 2022 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.General Release of Claims by Executive.

(a)Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v)Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi)Claims for Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vii)Claims Executive may have to vested or earned compensation and benefits;

(viii)Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law; and

(ix) Executive’s right to communicate or cooperate with any government agency.

(b)Executive acknowledges that he is entitled to have twenty-one (21) days’ time in which to consider this Release.  Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)  Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d)  Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.  Executive further understands that Executive will not be given any Separation Benefits (as defined in the Agreement) unless this Release is effective on or before the date that is sixty (60) days following the Separation Date (as defined in the Agreement).

2.No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4.Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this agreement.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5.Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States of America and the Commonwealth of Virginia applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in the Commonwealth of Virginia, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Virginia law.

6.Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7.Counterparts.  This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

Executive	Stride INC.

/s/ TIMOTHY J. MEDINA  By:

Print Name: Timothy MedinaPrint Name:

Title: